Exhibit 99.1

HERSHEY ANNOUNCES FOURTH QUARTER AND
FULL-YEAR 2006 RESULTS; CONFIRMS EXPECTATIONS FOR 2007

●    Full-year diluted 2006 EPS from operations $2.37, +4.4% versus year ago

●    New product platforms on-track and will receive increased focus in 2007

●    Outlook for 2007 growth in net sales 3-4% and EPS from operations 7-9%

HERSHEY, Pa., January 24, 2007 — The Hershey Company (NYSE:HSY) today announced sales and earnings for the fourth quarter ended December 31, 2006. Consolidated net sales were $1,336,609,000, down 0.7 percent compared with $1,346,117,000 for the fourth quarter of 2005. Reported net income for the fourth quarter of 2006 was $153,572,000 or $0.65 per share-diluted, compared with $170,410,000 or $0.69 per share-diluted, for the comparable period of 2005.

For the fourth quarters of 2006 and 2005, these results, prepared in accordance with generally accepted accounting principles (“GAAP”), include net pre-tax charges of $5.6 million and $17.6 million, or $0.02 and $0.04 per share, respectively, associated with the previously announced business realignment initiatives to advance the Company’s value-enhancing strategy. Net income from operations, which excludes the net charges for the fourth quarters of 2006 and 2005, was $157,007,000 or $0.67 per share-diluted in 2006, compared with $178,623,000 or $0.73 per share-diluted in 2005, a decrease of 8.2 percent in earnings per share-diluted.

In the fourth quarter of 2006, as required by Securities and Exchange Commission Staff Accounting Bulletin No. 108, Considering the Effects of Prior Misstatements When Quantifying Misstatements in Current Year Financial Statements (“SAB No. 108”), the Company adopted a change in accounting principle which resulted in a change to the revenue recognition policy. The primary impact of this change was to delay the recognition of revenue on goods in-transit to customers at the end of each period. The change was not material and had no significant impact in the fourth quarter or full year 2006. As permitted by SAB No. 108, the Company elected to adjust financial statements for all prior periods to ensure comparability. Adjusted financial results for the fourth quarter and full-year 2005 are reflected in this press release and adjusted quarterly results for the first three quarters of 2005 and 2006 are available on the corporate website www.hersheys.com.

Fourth-Quarter Performance

“Hershey’s results for the fourth quarter were below expectations,” said Richard H. Lenny, Chairman, President and Chief Executive Officer. “Although marketplace trends showed improvement, with retail takeaway up three percent, net sales declined by approximately one percent as growth from new product platforms and seasons didn’t offset slower base business shipments. Further, the impact of a product recall in Canada affected both sales and profitability.

“Hershey’s profitability was also affected by a higher level of obsolescence expense, in addition to the lower sales level and a sales mix profile that was less profitable than expected. Increased obsolescence expense resulted from slower than expected retail performance and the costs associated with scaling back on certain items in the portfolio. We will reverse these trends in 2007 with a growth plan driven by a step-up in core brand investment and support of new product platforms that is clearly focused on improving both sales and profitability.”

Full-Year Results and Outlook

For the full year 2006, consolidated net sales were $4,944,230,000, compared with $4,819,827,000, an increase of 2.6 percent. Reported net income for 2006 was $559,061,000, or $2.34 per share-diluted, compared with $488,547,000, or $1.97 per share-diluted, for 2005. For 2006 and 2005, these results, prepared in accordance with GAAP, included net pre-tax charges of $11.6 million and $119.0 million, or $0.03 and $0.30 per share, respectively, associated with the previously announced business realignment initiatives to advance the Company’s value-enhancing strategy. Net income from operations, which excludes the net charges for 2006 and 2005, was $566,634,000, or $2.37 per share-diluted, compared with $562,568,000 or $2.27 per share-diluted in 2005, an increase of 4.4 percent in earnings per share-diluted.

In commenting on the full year, Lenny said, “2006 was a difficult year for Hershey. Following a solid first half, we experienced a slow-down in retail performance. The necessary shift from line extensions to innovative new product platforms took longer than anticipated. Progress on new product platforms such as dark chocolate and refreshment has been strong, as these were Hershey’s fastest growing businesses in 2006. In addition, Hershey’s seasonal business performed well, posting share gains within each seasonal timeframe.

“For 2007, our priorities are clear. First, we’re committed to restoring core brand growth through increased investment behind superior consumer and customer programs. Second, we’ll accelerate news and programming in support of our on-trend new product platforms, primarily dark and premium chocolate and refreshment. Within the U.S. market, we’re taking the necessary steps to ensure superior retail execution in support of these two initiatives. Third, in selected high potential global markets, we’re following a disciplined approach in pursuing appropriate growth opportunities.

“While we expect input costs to be broadly higher for 2007, we have plans in place to deliver improved gross margin. This will provide the necessary funds to invest in our business.

“Our number one goal is to restore Hershey’s performance in terms of sales, market share and profitability. To achieve this, we’re taking the appropriate steps in modifying the strategic direction and increasing the investment in support of these priority areas. We’re maintaining our long-term expectations of sales growth of 3-4 percent and growth in diluted earnings per share from operations of 9-11 percent. For 2007, we anticipate net sales growth to be in this 3-4 percent range. Given the increased investment behind our strategic priorities, we anticipate the increase in diluted earnings per share from operations to be in the 7-9 percent range.” Lenny concluded.

Note: In this sales and earnings release, Hershey has provided income measures excluding certain items described above, in addition to net income determined in accordance with GAAP. These non-GAAP financial measures, as shown in the attached pro forma income statements, are used in evaluating results of operations for internal purposes. These non-GAAP measures are not intended to replace the presentation of financial results in accordance with GAAP. Rather, the Company believes exclusion of such items provides additional information to investors to facilitate the comparison of past and present operations.

Live Web Cast

As previously announced, the Company will hold a conference call with analysts today at 8:30 a.m. Eastern Time. The conference call will be web cast live via Hershey’s corporate website www.hersheys.com. Please go to the Investor Relations section of the website for further details.

Safe Harbor Statement

This release contains statements which are forward-looking. These statements are made based upon current expectations which are subject to risk and uncertainty. Actual results may differ materially from those contained in the forward-looking statements. Factors which could cause results to differ materially include, but are not limited to: our ability to implement and generate expected ongoing annual savings from the initiatives to advance our value-enhancing strategy; changes in raw material and other costs and selling price increases; our ability to implement improvements to and reduce costs associated with our supply chain; the impact of future developments related to the recent product recall and temporary plant closure in Canada, including our ability to recover costs we incurred for the recall and plant closure from responsible third-parties; pension cost factors, such as actuarial assumptions, market performance and employee retirement decisions; changes in our stock price, and resulting impacts on our expenses for incentive compensation, stock options and certain employee benefits; market demand for our new and existing products; changes in our business environment, including actions of competitors and changes in consumer preferences; changes in governmental laws and regulations, including taxes; risks and uncertainties related to our international operations; and such other matters as discussed in our Annual Report on Form 10-K for 2005.

# # #

Financial Contact:	Mark Pogharian	717-534-7556
Media Contact:	Kirk Saville	717-534-7641

The Hershey Company
Summary of Consolidated Statements of Income
for the periods ended December 31, 2006 and December 31, 2005
(in thousands except per share amounts)

	Fourth Quarter		Twelve Months

	2006	2005	2006	2005

Net Sales	$1,336,609	$1,346,117	$4,944,230	$4,819,827

Costs and Expenses:
Cost of Sales	854,543	821,936	3,076,718	2,956,682
Selling, Marketing and Administrative	200,264	225,002	860,378	912,986
Business Realignment Charge, net	5,437	11,694	14,576	96,537

Total Costs and Expenses	1,060,244	1,058,632	3,951,672	3,966,205

Income Before Interest and Income Taxes (EBIT)	276,365	287,485	992,558	853,622
Interest Expense, net	31,528	24,255	116,056	87,985

Income Before Income Taxes	244,837	263,230	876,502	765,637
Provision for Income Taxes	91,265	92,820	317,441	277,090

Net Income	$153,572	$170,410	$559,061	$488,547

Net Income Per Share - Basic - Common	$0.68	$0.72	$2.44	$2.05
- Basic - Class B	$0.61	$0.65	$2.19	$1.85
- Diluted	$0.65	$0.69	$2.34	$1.97

Shares Outstanding - Basic - Common	170,944	180,991	174,722	183,747
- Basic - Class B	60,816	60,818	60,817	60,821
- Diluted	235,292	245,417	239,071	248,292

Key Margins:
Gross Margin	36.1%	38.9%	37.8%	38.7%
EBIT Margin	20.7%	21.4%	20.1%	17.7%
Net Margin	11.5%	12.7%	11.3%	10.1%

The Hershey Company
Pro Forma Summary of Consolidated Statements of Income
for the periods ended December 31, 2006 and December 31, 2005
(in thousands except per share amounts)

	Fourth Quarter		Twelve Months

	2006	2005	2006		2005

Net Sales	$1,336,609	$1,346,117	$4,944,230		$4,819,827

Costs and Expenses:
Cost of Sales	854,543	815,998 (c)	3,079,917	(e)	2,934,223 (c)
Selling, Marketing and Administrative	200,106 (a)	225,002	860,112	(a)	912,986
Business Realignment Charge, net	--- (b)	--- (d)	---	(b)	--- (d)

Total Costs and Expenses	1,054,649	1,041,000	3,940,029		3,847,209

Income Before Interest and Income Taxes (EBIT)	281,960	305,117	1,004,201		972,618
Interest Expense, net	31,528	24,255	116,056		87,985

Income Before Income Taxes	250,432	280,862	888,145		884,633
Provision for Income Taxes	93,425	102,239	321,511		322,065

Net Income	$157,007	$178,623	$566,634		$562,568

Net Income Per Share - Basic - Common	$0.70	$0.76	$2.47		$2.36
- Basic - Class B	$0.63	$0.68	$2.22		$2.13
- Diluted	$0.67	$0.73	$2.37		$2.27

Shares Outstanding - Basic - Common	170,944	180,991	174,722		183,747
- Basic - Class B	60,816	60,818	60,817		60,821
- Diluted	235,292	245,417	239,071		248,292

Key Margins:
Adjusted Gross Margin	36.1%	39.4%	37.7%		39.1%
Adjusted EBIT Margin	21.1%	22.7%	20.3%		20.2%
Adjusted Net Margin	11.7%	13.3%	11.5%		11.7%

(a) Excludes business realignment charge of $0.2 million pre-tax or $0.1 million after-tax for the fourth quarter and $0.3 million pre-tax or $0.2 million after-tax for the twelve months.
(b) Excludes business realignment charge of $5.4 million pre-tax or $3.3 million after-tax for the fourth quarter and $14.5 million pre-tax or $9.4 million after-tax for the twelve months.
(c) Excludes business realignment charge of $5.9 million pre-tax or $(0.6) million after-tax for the fourth quarter and $22.5 million pre-tax or $13.4 million after-tax for the twelve months.
(d) Excludes business realignment charge of $11.7 million pre-tax or $8.8 million after-tax for the fourth quarter and $96.5 million pre-tax or $60.6 million after-tax for the twelve months.
(e) Excludes business realignment credit of $(3.2) million pre-tax or $(2.0) million after-tax for the twelve months.

The Hershey Company
Consolidated Balance Sheets
as of December 31, 2006 and December 31, 2005
(in thousands of dollars)

Assets	2006	2005

Cash and Cash Equivalents	$97,141	$67,183
Accounts Receivable - Trade (Net)	522,673	507,119
Deferred Income Taxes	61,360	73,203
Inventories	648,820	634,910
Prepaid Expenses and Other	87,818	93,988

Total Current Assets	1,417,812	1,376,403

Net Plant and Property	1,651,300	1,659,138
Goodwill	501,955	487,338
Other Intangibles	140,314	142,626
Other Assets	446,184	597,194

Total Assets	$4,157,565	$4,262,699

Liabilities and Stockholders' Equity

Loans Payable	$843,998	$819,115
Accounts Payable	155,517	167,812
Accrued Liabilities	454,023	486,832
Taxes Payable	--	16,623

Total Current Liabilities	1,453,538	1,490,382

Long-Term Debt	1,248,128	942,755
Other Long-Term Liabilities	486,473	412,929
Deferred Income Taxes	286,003	400,253

Total Liabilities	3,474,142	3,246,319

Total Stockholders' Equity	683,423	1,016,380

Total Liabilities and Stockholders' Equity	$4,157,565	$4,262,699